SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) September 19, 2008

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities

Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange

Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4c))

Form 8-K

Item 5.02 Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; compensatory Arrangements of Certain Officers.

(d)

On September 18, 2008, at a meeting of the board of directors of AmeriServ Financial, Inc. (the “Registrant”), Nedret Vindinli was appointed to serve as a director.  Mr. Vindinli is a Managing Partner of Financial Stocks, Inc.  For more information see the attached press release Exhibit 99.1.

Mr. Vindinli is not currently, and has not, engaged in transactions with the Registrant or its subsidiaries, and he is not currently, or was not a customer of the Registrant or its subsidiaries.  Transactions that involve loans or commitments by the Registrant’s Bank subsidiary will be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and did not and will not involve more than the normal risk of collectability or present other unfavorable features.  All transactions, products or services provided to Mr. Vindinli or his associates by Registrant or its subsidiaries are on substantially the same terms and conditions that he and his associates could receive elsewhere.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)

At the meeting of the Registrant’s board of directors on September 18, 2008, Article II of the bylaws of the Registrant was amended to increase the number of non-officer directors from fifteen (15) to sixteen (16) directors.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

3.2

Bylaws of AmeriServ Financial, Inc. as amended and restated on September 18, 2008.

99.1

Press release dated September 19, 2008, announcing the appointment of Nedrit Vindinli to the AmeriServ Financial, Inc’s board of directors.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: September 19, 2008